Exhibit 10.1

LIMITED LIABILITY COMPANY AGREEMENT

REPUBLIC EXPLORATION LLC

AGREEMENT dated the 24th day of August, 2000 among (1) Fairfield Industries Incorporated, a Delaware corporation (“Fairfield”), with offices at 14100 Southwest Freeway, Suite 600, Sugar Land, Texas 77478, U.S.A., Fax: (281) 275-7550, (2) Juneau Exploration Company, LLC, a Texas limited liability company (“Juneau”), with offices at 26902 Nichols Sawmill Rd., Magnolia, Texas, 77355-3586, Fax: (281) 356-2666, and (3) REX Offshore Corporation, a Delaware corporation (“REX”), with offices at 3700 Buffalo Speedway, Suite 960, Houston, Texas 77098, Fax (713) 960-1065.

WITNESSETH:

WHEREAS, Fairfield and Juneau caused Republic Exploration LLC (the “Company”) to be formed under the Limited Liability Company Act of the State of Delaware (the “Act”, which term will include any future amendments thereto), a copy of the certificate of formation (the “Certificate”) being attached hereto as EXHIBIT A;

WHEREAS, Fairfield, Juneau and REX wish to provide, among other things, for membership in and management of the Company, all on the terms hereinafter set forth;

NOW, THEREFORE, Fairfield, Juneau and REX agree as follows.

1. Limited Liability Company Agreement. This Agreement is a limited liability company agreement under and as provided in the Act.

2. Members. Concurrently with the execution of this Agreement, Fairfield, Juneau and REX will become and be the members of the Company. Fairfield, Juneau and REX and any other individual, corporation or other entity that becomes a member of the Company in accordance with the terms of this Agreement are collectively called “Members”; and any one of them is called a “Member”. The neuter pronoun will refer to a Member regardless of the Member’s gender.

3. Duration of the Company. The Company will have perpetual existence.

4. Business of the Company. The business of the Company will be the identification, recovery and exploitation of hydrocarbon deposits.

5. Contributions by the Members.

(a) Fairfield. Fairfield grants the Company, without charge, a non-exclusive, non-transferable license on the terms hereinafter set forth to the seismic data identified in EXHIBIT 5a-1 hereto and to any reprocessed data that Fairfield makes available to the Company as hereinafter provided (the “Data”, which term will also include any result or product derived from any processing, interpretation or other use of the Data by the Company). The Company may use the Data solely to identify, recover and exploit hydrocarbon prospects for itself. Neither the Company nor any of the Members may (i) use any of the Data for any other purpose, or (ii) except as hereinafter provided disclose any of the, Data or make any of the Data available to anyone else (including, without limitation, any parent, subsidiary or affiliated entity); but these restrictions will not preclude Fairfield from licensing to others Data it has licensed to the Company.

Fairfield’s capital account will not be credited to any extent for the grant of this license to the Company.

FAIRFIELD MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND OR DESCRIPTION, EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA EXCEPT THAT IT MAY LICENSE IT TO THE COMPANY PURSUANT TO THIS AGREEMENT WITHOUT THE CONSENT OR APPROVAL OF ANY THIRD PARTY AND WITHOUT VIOLATING ANY RIGHT OF ANY THIRD PARTY. ANY USE WHICH THE COMPANY MAKES OF THE DATA AND ANY ACTION WHICH THE COMPANY TAKES BASED ON THE DATA WILL BE AT THE COMPANY’S SOLE RISK, EXPENSE AND LIABILITY, AND THE COMPANY WILL NOT HAVE ANY CLAIM AGAINST FAIRFIELD BY REASON OF ANY SUCH USE OR ACTION.

Juneau, REX and the Company acknowledge that Fairfield’s business is the licensing and other exploitation of the very Data licensed to the Company under this Agreement and that the protection of the Data as provided in this Agreement is essential to Fairfield.

The Company’s right to use the Data will expire on the earlier of the twenty-fifth anniversary of the date of this Agreement or the dissolution and winding up of the Company. On expiration of its license to the Data, the Company will destroy all of the Data.

If the Company wishes to disclose any of the Data to a prospective partner or joint venturer in a prospect or to a prospective purchaser or lender, the Company may do so in accordance with the procedures set forth in EXHIBIT 5a-2, hereto or under other arrangements approved by Fairfield in writing. EXHIBIT 5a-2 also contains other provisions with respect to disclosure of the Data and additional obligations of the Company, all of which the Company and the Members acknowledge.

Within ten (10) days after the date of this Agreement, Fairfield will deliver to the Company the Data identified in EXHIBIT 5a-1.

If Fairfield reprocesses any of the Data other than under a processing contract with a third party, Fairfield will make that reprocessed Data available to the Company under the terms of the license set forth in this Agreement.

(b) REX. Concurrently with the execution of this Agreement, REX is contributing Four Million dollars ($4,000,000.00) to the Company for working capital.

Of these funds, the Company will deposit up to Two Hundred Fifty Thousand dollars ($250,000.00) in its general checking account and will maintain the balance in an interest bearing account until it requires them.

(c) Juneau. Juneau will provide its know-how and expertise in oil and gas exploration and development to the Company.

Prior to the execution of this Agreement, Juneau acquired for and on behalf of the Company Texas State Lease No. M-101255 covering the N/2 of the NE4 of the area designated as Galveston Block 149L according to the map thereof in the General Land Office of the State of Texas. Concurrently with the execution of this Agreement, Juneau is transferring that Lease to the Company. As soon as the contribution of REX becomes available funds, the Company will pay Juneau Two Hundred Ten Thousand Two Hundred dollars ($210,200.00) in reimbursement of its cost in acquiring the Lease. Accordingly, this Lease does not constitute a capital contribution by Juneau to the Company.

Fairfield consents to the transfer of the aforesaid Lease to the Company and releases all rights it has under a separate agreement with Juneau in respect of that Lease.

(d) The Company will not pay interest on capital contributions.

(e) Each of the Members confirms to the Company and to the other Members that it and/or its principal equity owner are experienced in the oil and gas industry and that it is fully aware of the risks involved in the venture set forth in this Agreement.

6. Management of the Company.

(a) Juneau will manage the business and affairs of the Company, and, except as hereinafter provided, Juneau will make all decisions with respect to the business, affairs and operations of the Company.

(b) As part of its management responsibilities, Juneau will, for and on behalf of the Company, analyze, process, interpret and use the Data to identify hydrocarbon prospects in which the Company should acquire an interest, and, except as hereinafter provided, Juneau will make all decisions with respect to the acquisition of an interest, the development of the prospect, and the exploitation of the production from the prospect.

Juneau will cause its employees and others who work on the Data to use the Data only for the business of the Company and not to disclose any of the Data to anyone.

(c) Before the Company acquires an interest in any prospect, Juneau will advise the other Members of (i) the prospect and its potential and risks, (ii) the terms and other details of the interest to be acquired including whether that interest will be acquired alone or in conjunction with one or more other parties, (iii) the manner in which the Company will develop the prospect, (iv) the estimated cost to the Company to acquire the interest and develop the prospect, and (v) any other information about venture that a Member requests.

Notwithstanding the foregoing paragraph, if, under Section 6(d)(i) below, Juneau may cause the Company to acquire an interest in a prospect without the approval of the other Members, and if Juneau determines that the Company may lose a worthwhile opportunity if Juneau must report about the prospect to the other Members before the acquisition is made, then Juneau may cause the Company to acquire the interest before making the report; and if Juneau does so, then Juneau will, promptly thereafter, advise the other Members of the information required under the foregoing paragraph.

(d) Juneau may, without the approval of the other Members, cause the Company to do any of the following and to enter into agreements to accomplish the same:

(i) acquire an interest in a prospect, either alone or in conjunction with one or more other parties, and make all arrangements with respect to that interest and prospect provided Juneau’s estimated cost for the Company to acquire the interest and develop the prospect does not exceed Five Hundred Thousand dollars ($500,000.00);

(ii) borrow up to and including One Million dollars ($1,000,000.00) in connection with any prospect in which the Company has acquired an interest and grant a security interest in the Company’s interest in that prospect to secure the Company’s obligations in respect of that borrowing;

(iii) sell, lease or otherwise dispose of any asset of the Company which has a reasonable value not exceeding Five Hundred Thousand dollars ($500,000.00);

(iv) settle any claim for an amount not exceeding One Hundred Thousand dollars ($100,000.00);

(v) apart from the costs to acquire an interest and develop a prospect, budget and incur expenses for the operation of the Company not in excess of Five Hundred Thousand dollars ($500,000.00) per fiscal year of the Company (pro rata thereof for the fiscal year ending December 31, 2000). Juneau will prepare the budget for each fiscal year with expenses itemized and furnish the Members copies thereof (i) approximately thirty (30) days after the date of this Agreement for the 2000 fiscal year, and (ii) approximately thirty (30) days prior to the commencement of each fiscal year thereafter. The budgets may include fees for professionals to provide expertise required to conduct the business of the Company effectively and which none of the Members can provide.

In making its estimate of the cost to the Company to acquire an interest and develop a prospect, Juneau may take into account investments by participants to the extent that Juneau reasonably and in good faith determines that it can obtain participations by others in the prospect.

The amounts set forth in items (i) through (v) above may be reduced according to the determination of Members owning at least two-thirds (2/3) of the profits of the Company.

(e) Approval by Members owning at least two-thirds (2/3) of the profits of the Company will be required (i) for any matter described in Section 6(d) above for which Juneau does not have sole authority, (ii) for the Company to borrow money or enter into any agreement other than for the express purposes in the express situations described in Section 6(d) above, (iii) for the Company to lend money or issue a guarantee, (iv) except as provided in Section 6(d)(v) above, for the Company to engage the services of anyone, and (v) for the Company to arrange the defense or prosecution of any claim.

(f) Approval by all of the Members will be required (i) for the Company to merge, consolidate or otherwise combine with another entity, (ii) for the Company to make an assignment for the benefit of creditors or seek relief under any bankruptcy, insolvency or similar law, and (iii) for the Company to engage in any business other than that set forth in Section 4 above.

(g) At the request of any Member, the Members will meet to discuss the business of the Company.

(h) The Members will record in writings signed by them their approvals, agreements, determinations and other actions under or in respect of this Agreement.

7. Compensation; Expenses.

(a) The Company will grant to Juneau or to those whom Juneau designates in writing, by an instrument substantially in the form of EXHIBIT 7a hereto, an overriding royalty of three and one-third percent (3 1/3%) of one hundred percent (100%) [proportionately reducible as provided in EXHIBIT 7a] burdening any oil, gas and/or mineral interest that the Company acquires.

(b) Except as expressly provided in this Agreement, the Members will not be entitled to compensation or reimbursement for their services to the Company or for the services of their employees to the Company. Further, the Members will cause their employees not to seek compensation from the Company, and each Member will indemnify the Company against and hold it harmless from (i) any claims for compensation by any of its employees, and (ii) any expenses (including, without limitation, legal fees) which the Company incurs in connection with any such claim.

(c) The Members will pay their own expenses (including, without limitation, legal fees) in connection with the preparation and negotiation of this Agreement; but the Company will reimburse Fairfield for the filing fees and service company fees to establish the Company and qualify it to do business in Texas.

8. Profits and Losses; Taxation.

(a) Fairfield and Juneau will each have a forty-five percent (45%) interest in the profits of the Company; REX will have a ten percent (10%) interest in the profits of the Company.

The losses of the Company for any fiscal year will be shared by the Members in proportion to their capital accounts on thee day before the last day of that fiscal year.

The capital accounts of the Members will be determined in accordance with the requirements of the Internal Revenue Code and the rules and regulations thereunder from time to time in effect (collectively called the “Code”).

(b) The profits and losses of the Company and items of income, gain, loss, deduction, expense, credit and similar items will be determined by the Company’s accountants in accordance with generally accepted accounting principles.

(c) REX will have the option to acquire an additional twenty-three and one-third percent (23 1/3%) interest in the profits of the Company in exchange for additional contributions to the Company at the rate of One Hundred Seven Thousand One Hundred Forty-three dollars ($107,143.00) for each one percent (1%) interest acquired plus the product of (A) Thirty-five and 23/100 dollars ($35.23) for each one percent interest acquired [pro rata for a fraction of one percent (1%)] and (B) the number of days that have elapsed from the date of this Agreement until the date payment is made.

The option may be exercised in whole or in part, at any time and from time to time, on or prior to December 29, 2000, by giving notice of exercise to the Company and to each of the Members of the Company as hereinafter provided on or prior to that date. Each notice of exercise must specify the additional percentage interest that REX is acquiring, and the notice to the Company must be accompanied by full payment for that interest. The option will be deemed exercised on the day the Company receives such notice and payment of the required amount, and without precluding other methods of payment, receipt by the Company of a check in the required amount drawn on a bank in Houston, Texas, will constitute payment provided the check clears in the normal course.

The Company will deposit the payments it receives on exercise of the option in an interest bearing account until it requires those funds.

If REX exercises the option, the interest of each other Member in the profits of the Company will be reduced by the product of (A) the amount of the interest acquired by REX, and (B) a fraction the numerator of which is the interest of the Member in the profits of the Company immediately prior to the exercise of the option and the denominator of which is the aggregate of the interests of all Members other than REX in the profits of the Company immediately prior to the exercise of the option.

Further, the interest in the profits of the Company acquired by REX on exercise of the option will be deemed to have been acquired on the date of this Agreement; and the resulting interests of the other Members in the profits of the Company (after giving effect to REX’s exercise of the option) will also be deemed to have taken effect on the date of this Agreement.

(d) The Company will be treated as a partnership for federal income tax purposes and, wherever possible, for state and local income tax purposes.

The Company will make the following elections for its first and subsequent tax years:

(i) to deduct currently, in accordance with the Code and the relevant provisions of state law, all intangible drilling and development costs with respect to drilling productive and non-productive wells and the preparation of wells for the production of hydrocarbons;

(ii) to recover the basis of recovery property using the maximum recovery rate permitted by the Code;

(iii) to deduct expenses of organizing the Company ratably over a sixty-month period in accordance with Section 709 of the Code.

The Company will make all other elections required or permitted to be made by it under the Code or applicable state law in accordance with the written agreement of all of the Members.

The Company will elect Juneau the “tax matters Member” under and pursuant to the Code. Juneau will have authority to apply the provisions of this Agreement relating to the maintenance of capital accounts and the allocation of profits and losses and of each item of income, gain, loss and deduction of the Company so as to comply with Treasury Regulation Sections 1-704-1(b) and 1.704-2 from time to time in effect. In the event that Juneau determines that it is prudent to modify any allocations of profits or losses or items of income, gain, loss or deduction, or debits or credits, or the manner in which they are computed, in order to comply with said Treasury Regulations, then Juneau may make such modification provided that such modification will not have a material effect on the allocation of profits or losses or on cash or other property in kind that would otherwise be allocable or distributable to any Member pursuant to this Agreement had no such modification been made. Juneau will promptly notify the other Members of any modification that it makes under this paragraph and of the nature, extent and effect of the modification.

(e) If a Member transfers all or a part of its interest in the Company [see Section 13], the Company may — but will not be required to — elect to adjust the basis of the Company’s property in accordance with the provisions of the Internal Revenue Code from time to time in effect. The Company will make this election only in accordance with the written agreement of all of the Members.

(f) The Company and its Members will use their best efforts to cause the firm that audits the Company’s financial statements to sign the Company’s federal income tax return as preparer thereof. The Members will also use their best efforts to cause the Company to furnish the Members, within ninety (90) days after the close of the Company’s fiscal year, all information reasonably necessary for the Members to prepare their federal income tax returns.

9. Distributions.

(a) Except as provided in Section 15(b), distributions by the Company will be made to the Members in the same percentages as their interests in the profits of the Company.

(b) During each of its fiscal years the Company will set aside and maintain in a separate interest bearing account forty percent (40%) of the revenues it receives, as it receives them (the funds so set aside and the interest thereon are called the “Tax Reserve”). If the Members have taxable income from the Company for a fiscal year, the Company will distribute to the Members, from and to the extent of the Tax Reserve for that year, an amount equal to forty percent (40%) of the aggregate taxable income of the Members from the Company for that fiscal year. To the extent the Tax Reserve for any fiscal year is not distributed to the Members, it will be used for the general purposes of the Company.

(c) Except as provided above, the Company will make distributions to the Members only in accordance with the determination of all of the Members.

(d) The Company will not make distributions to the Members before 2001.

10. Bank Accounts.

(a) The Company will maintain bank accounts at such banks with such signatories having such authority as Members owning at least two-thirds (2/3) of the profits of the Company determine.

(b) Initially the Company will maintain its accounts at Bank One Corporation, 910 Travis Street, Sixth Floor, Houston, Texas, with the following signatories, each with single signature authority for any amount: John B. Juneau, Tony Ping and Kenneth Peak.

11. Books and Records; Financial Statements.

(a) Unless Members owning at least two-thirds (2/3) of the profits of the Company decide otherwise, Juneau will, without charge, keep the books and records of the Company and will prepare and furnish to the Members quarterly and annual balance sheets and profit and loss and cash flow statements and such other reports as Juneau deems appropriate.

(b) The Company will maintain its books and records on an accrual basis.

(c) The Company’s fiscal year will end on December 31, and its first fiscal year will end December 31, 2000.

(d) The Company will engage the services of an accounting firm approved by all of the Members to audit the Company’s annual balance sheet and profit and loss statement. Until the Members decide otherwise, the Company will engage the services of Arthur Anderson, LLP, Houston, Texas, to perform this function.

(e) The Members may examine the books and records of the Company during normal hours.

12. Restrictions on the Activities of Members.

(a) While the Company is in existence and for a period of one (1) year thereafter, Juneau and John B. Juneau will not — and John B. Juneau will cause any entity which he and/or his wife and/or any of his children, either directly or indirectly, control not to — without the approval of the other Members, (i) acquire any interest in any area covered by any of the Data, or (ii) exploit, participate in the recovery or exploitation of, derive any benefit from, or assist anyone else to recover or exploit or derive any benefit from any area covered by any of the Data.

(b) While the Company is in existence and for a period of one (1) year thereafter, REX and Contango Oil & Gas Company, a Nevada corporation (“Contango”), will not — and Contango will cause any entity which it, either directly or indirectly, controls not to — without the approval of the other Members, (i) acquire any interest in any area covered by any of the Data, or (ii) exploit, participate in the recovery or exploitation of, derive any benefit from, or assist anyone else to recover or exploit or derive any benefit from any area covered by any of the Data.

(c) Control means the ability to control or determine the management of an entity, whether by voting power or other means.

(d) While the Company is in existence and thereafter, Fairfield may engage in any activities it wishes.

13. Resignation; Expulsion; Assignment.

(a) A Member may not resign from the Company prior to its dissolution and winding up.

(b) A Member may not be expelled from the Company.

(c) Prior to the dissolution and winding up of the Company, a Member may not assign, transfer, encumber or otherwise dispose of all or a portion of its interest in the Company (including its interest in profits or losses) except for (i) transfers on the dissolution or death of a Member, but in either of these cases the transfer may only be to the shareholders, members or heirs, as the case may be, of the Member, and (ii) transfers approved by all of the Members, other than the Member which is transferring its interest. Any assignment, transfer, encumbrance or other disposition of a Member’s interest in the Company in violation of the provisions of this Agreement will be null and void.

(d) A transferee (other than the Company) of all or a portion of a Member’s interest in the Company pursuant to the provisions of this Agreement is called a “Transferee”. A Transferee that is not a Member of the Company at the time of the transfer will, without further act, become and be a Member of the Company. A Transferee will be subject to the terms and provisions of this Agreement, will be entitled to the rights and benefits of the transferor (a “Transferor”) to the extent of the interest transferred and will be subject to the obligations of the Transferor to the extent of the interest transferred; but a Transferee that is not a signatory to this Agreement at the time of the transfer will not be entitled to receive any distributions unless and until that Transferee executes this Agreement by signing an instrument in the form of

EXHIBIT 13d-1 hereto. In addition, if a Member transfers all or a portion of its interest in the Company, all of the Members will enter into an amendment to this Agreement substantially in the form of EXHIBIT 13d-2 hereto reflecting the changes in the ownership of the profits and losses of the Company resulting from the transfer and any other matters to which the Members and the Transferee agree.

The Transferor and Transferee will agree between themselves as to the allocation between them of the profits and losses and items of income, gain, loss, deduction, expense, credit and similar items for the fiscal year in which the transfer occurs, and they will jointly advise the Company in writing of their allocation.

(e) The Company may not transfer or assign any of its rights under this Agreement, and any such transfer will be null and void.

14. Events of Bankruptcy. None of the events listed in Section 18-304 of the Act (EVENTS OF BANKRUPTCY) will result in a Member ceasing to be a member of the Company.

15. Dissolution.

(a) The Company will be dissolved and its affairs will be wound up upon the occurrence of any of the following: (i) approval by all of the Members, or (ii) the election of any Member (other than Juneau) made by written notice to the Company and the other Members at any time after the dissolution of or cessation of business by Juneau or after the death of John B. Juneau or John B. Juneau’s ceasing to control Juneau including any incapacity that renders John B. Juneau incapable of controlling Juneau, or (iii) the election of any Member (other than REX) made by written notice to the Company and the other Members at any time after Contango’s ceasing to control REX, or (iv) the election of any Member (other than a Member in breach or default) made by written notice to the Company and the other Members within a period of one hundred twenty (120) days after (A) a Member materially breaches this Agreement or materially defaults in any of its obligations under this Agreement, and (B) the Member making the election becomes aware of the breach or default. The right to elect to dissolve the Company because of a breach or default is in addition to any other rights and remedies each Member has by reason of that breach or default.

Control means the ability to control or determine the management of an entity, whether by voting power or other means.

Except as provided above, the dissolution or death of a Member or the occurrence of any other event which terminates the membership of a Member in the Company will not result in the dissolution and winding up of the Company.

(b) On the dissolution and winding up of the Company, after the obligations of the Company have been paid or provided for, the Company will distribute its remaining assets as follows:

(i) first, to REX to the extent, if any, that its contributions under Sections 5 and 8 and interest earned by the Company on those contributions as provided in Sections 5(b) and 8(c) exceed the aggregate amount of all expenditures of the Company after the date of this Agreement;

(ii) then, to the Members in the same percentages as their interests in the profits of the Company.

If REX’s contributions are commingled with other funds of the Company in the same interest bearing account, then, to determine the amount of interest earned on REX’s contributions, the funds which the Company withdraws from that account will be deemed to come first from REX’s contributions.

16. Indemnity.

(a) The Company will indemnify each of its Members against any claim, demand, liability, fine or expense (including, without limitation, reasonable legal fees and disbursements, court costs and the cost of appellate proceedings) arising out of any act or inaction by the Member done in good faith and reasonably believed by the Member to be in the best interests of the Company and provided, in the case of any fine, that the Member had no reasonable cause to believe its conduct was unlawful.

(b) The Company will, to the extent approved by all of the Members other than the one seeking indemnity, pay the expenses of the Member seeking indemnity in advance of the final disposition of the matter upon receipt of an undertaking from that Member satisfactory to those Members to repay the amount advanced if it is ultimately determined that the Member seeking indemnity is not entitled to indemnification. The Members required to approve the payment of these expenses will grant such approval (i) if they determine that the Member seeking indemnity will, in fact, be entitled to indemnity under Section 16(a), and (ii) to the extent that they determine that the payment of those expenses will not jeopardize the Company.

(c) Each Member will indemnify each other Member against any liability and any loss, damage or expense (including, without limitation, reasonable legal fees and disbursements, court costs and the cost of appellate proceedings) arising out of any claim by a third party against the indemnitee because of any act or inaction by the indemnitee which does not constitute negligence, gross negligence, willful misconduct, malfeasance, a breach of duty, or other wrongdoing — but only to the extent that the Company does not perform its obligation to the indemnitee under Section 16(a), and then only for a portion of the Company’s unperformed obligation equal to the product of such unperformed obligation and the indemnitor’s percentage interest in the profits of the Company at the time of the occurrence giving rise to the indemnification.

(d) No Member will incur liability to any other Member, and no Member will have a claim against any other Member, because of an error or mistake in judgment made in good faith and in what the Member believed to be in the best interests of the Company.

(e) No Member will have any liability to the Company or any other Member with respect to any deficit in its capital account.

17. Amendment; Admission of New Members.

(a) This Agreement may be amended only by an instrument in writing signed by all of the Members.

(b) The certificate of formation of the Company may be amended only by an instrument in writing signed by all of the Members.

(c) Except as provided in Section 13 (transfers of interests in the Company), a person may not become a member in the Company unless that person’s admission is approved by all of the Members as evidenced by an amendment to this Agreement signed by all of the Members and by that person.

18. Waiver. The Company and each Member of the Company may not waive any of its rights or any obligation of another or any provision of this Agreement except by an instrument in writing signed by the party issuing the waiver.

19. Severability. If any, provision of this Agreement or the application of any such provision to any individual, corporation or other entity or to any circumstance is held invalid, the remainder of this Agreement, and the application of such provision other than to the extent it is held invalid, will not be invalidated or affected thereby.

20. Governing Law; Submission to Jurisdictions. This Agreement and the rights and obligations of the Members of the Company will be governed by and construed in accordance with the law of the State of Delaware. For purposes of any proceeding involving this Agreement or any of the rights or obligations of any of the Members, each Member hereby submits to the non-exclusive jurisdiction of the courts of the State of Delaware, and agrees not to raise and waives any objection to or defense based upon the venue of any such court or based upon forum non conveniens. Each Member and the Company agree not to bring any action or other proceeding with respect to this Agreement or the Company or with respect to any of the rights or obligations of any of the Members of the Company in any other court unless such courts of the State of Delaware determine that they do not have jurisdiction in the matter.

21. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and it supersedes all prior understandings and agreements, whether written or oral, and all prior dealings of the parties with respect to the subject matter hereof.

22. Execution by the Company. By executing this Agreement, the Company agrees to abide by and to be bound by all of the terms of this Agreement.

23. Section Headings. Section headings are for reference purposes only and will not in any way affect the meaning or interpretation of any provision of this Agreement.

IN WITNESS WHEREOF, the Members have executed this Agreement as of the day and year first written above.

FAIRFIELD INDUSTRIES INCORPORATED

By:
Name:	Marc Lawrence
Title:	Sr. Vice President

JUNEAU EXPLORATION COMPANY, LLC

By:
Name:	John B. Juneau
Title:	Sole Manager

REX OFFSHORE CORPORATION

By:
Name:	Kenneth R. Peak
Title:	President and CEO

ACKNOWLEDGED AND AGREED:

REPUBLIC EXPLORATION LLC By: Fairfield Industries Incorporated

By:
Marc Lawrence
Sr. Vice President

To induce Fairfield and REX to enter into this Agreement, and in consideration thereof, the undersigned, John B. Juneau, agrees to the provisions of Section 12 of this Agreement and agrees to abide by and perform those provisions that apply to him.

John B. Juneau confirms to the Company, Fairfield and REX that he controls Juneau. John B. Juneau will notify the Company and its Members if he ceases to control Juneau.

John B. Juneau

To induce Fairfield and Juneau to enter into this Agreement, and in consideration thereof, the undersigned, Contango Oil & Gas Company, a Nevada corporation (“Contango”), agrees to the provisions of Section 12 of this Agreement and agrees to abide by and perform those provisions that apply to it.

Contango confirms to the Company, Fairfield and Juneau that it controls REX. Contango will notify the Company and its Members if it ceases to control REX.

CONTANGO OIL & GAS COMPANY

By:
Name:	Kenneth R. Peak
Title:	President and CEO